Exhibit 11

RESOLUTION

By the

BOARD OF DIRECTORS

And

SHAREHOLDERS

Of

MUSIC LICENSING INC.

WHEREAS, the Board of Directors of Music Licensing Inc., a Nevada corporation (the “Company”), desires to establish a new class of shares to be known as “Preferred J Class”;

WHEREAS, the Board recognizes the need for a control block in the Company’s share structure to enhance strategic decision-making and safeguard the Company’s long-term interests;

RESOLVED, that the Company hereby authorizes the creation of the “Preferred J Class” shares, with the following characteristics:

Voting Rights: Each share of the Preferred J Class shall be entitled to vote on all maters that common stock is entitled to vote on.

Control: The Preferred J Class is intended to be exclusively held by Jake P. Noch or his affiliated entities.

Voting Power: The Preferred J Class shall represent 80% of the total voting power across all classes of shares of the Company.

Other Rights and Preferences: The rights, preferences, privileges, and restrictions granted to or imposed on the Preferred J Class shall be as set forth in the Articles of Amendment to the Articles of Incorporation of the Company, which shall be filed with the state of Nevada.

FURTHER RESOLVED, that the officers of the Company are hereby authorized and directed to take all necessary actions to implement the foregoing resolutions, including the preparation and filing of the Articles of Amendment with the appropriate authorities in the state of Nevada, and to take all other necessary actions that are in the best interests of the Company.

CERTIFICATION

I, Jake Noch, the undersigned, do hereby certify that I am the duly elected and acting CEO of Music Licensing Inc., and that the above resolution was duly adopted at a meeting of the Board of Directors of the Company held on 11/20/2023, at which a quorum was present and acting throughout.

IN WITNESS WHEREOF, I have hereunto set my hand this 11/20/2023.

/s/ Jake P. Noch
Jake P. Noch
Secretary

MUSIC LICENSING, INC’s Directors Agreements.

By:	/s/ Vito Roppo
Name:	Vito Roppo
Title:	Director

By:	/s/ James R. Chillemi, Esq.
Name:	James R. Chillemi, Esq.
Title:	Director

By:	/s/ Paul Ring
Name:	Paul Ring
Title:	Director

By:	/s/ Rodrigo Di Federico
Name:	Rodrigo Di Federico
Title:	Director